Exhibit 10.21

PRIVATE AND CONFIDENTIAL

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made between THUNDER POWER AI SUBSIDIARY, INC. (Hong Kong Branch) (the “Company”), and Mr. Christopher NICOLL (UK Passport No. 133522460) (the “Employee”). The Company and the Employee are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WITNESSETH THAT:

WHEREAS, the Company is in the business of developing premium electric vehicles and their parts and components;

WHEREAS, the Company wishes to employ the Employee; and

WHEREAS, the Employee wishes to accept the Company’s employment.

NOW, THEREFORE, the Parties agree as follows:

1.	Position

The Employee shall accept the Company’s employment to serve as Chief Executive Officer and the Company reserves the right to transfer or re-assign the Employee to other position(s) commensurate with the capability, or other companies within the Group.

2.	Effective Date

The commencement date of employment is 1 July 2024.

3.	Responsibilities

3.1	During the term of the Agreement, the Employee shall perform the Services (as defined below) as Chief Executive Officer.

3.2	The Employee shall diligently, faithfully, and professionally perform the Services and other tasks assigned by the Company.

3.3	The Employee shall work for the Company on a full-time basis, devoting the energy and skills to perform the Service and other tasks assigned by the Company. The Employee shall at all times give the full benefit of the knowledge, experience, technical skill and ingenuity to the Company. The Employee shall not, directly or indirectly, work for any other companies without the written consent of the Company.

Thunder Power AI Subsidiary, Inc. (Hong Kong Branch) Room 1512, 15/F, Star House, 3 Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong

4.	Location

The initial principal location in which the Employee will perform his services to the Company is Hong Kong. The Company has the right to require the Employee to work elsewhere, if needed.

5.	Compensation and Employment Benefits

5.1	Monthly Basic Salary. The Company shall pay the Employee a fixed monthly basic salary of US$5,000 for the first 3 months of the employment and US$10,000 starting from the 4th month of the employment which is payable in arrears on the sixth of each month. (pro rated for the month if that period of service is less than one calendar month)

5.2	Common Stock. The Company agrees to issue to the Employee a total of 200,000 common stocks of Thunder Power Holdings, Inc. (“AIEV”) every year under the Company’s 2024 Omnibus Equity Incentive Plan. The number of common stocks issued to the Employee shall be reviewed annually, beginning one year from the Employee’s start date, and may be adjusted at the discretion of the Company based on performance and other relevant factors.

5.2.1.	Payout Schedule:

The shares shall be issued according to the following schedule:
1 October 2024: 50,000 shares
1 January 2025: 50,000 shares
1 April 2025: 50,000 shares
1 July 2025: 50,000 shares

5.2.2.	Transfer Restrictions:

The Employee acknowledges that any shares issued may be subject to transfer restrictions as determined by applicable securities laws and the policies of AIEV.

5.3	Bonus. At the end of each calendar year, if the Company is satisfied with the Company’s financial target, the Company may give the Employee a discretionary bonus in form of either cash or options, or both.

5.4	Business Expenses. Upon submission of expense statements and supporting vouchers in accordance with the Company’s policies, the Employee is entitled to reimbursement for reasonable travel expenses and other reasonable expenses properly incurred by the Employee in the performance of his duties to the Company. For overseas travel, the Company will reimburse economy class fare for flights up to 7 hours and premium economy class fare for flights exceeding 7 hours.

5.5	Medical & Life Insurance. The Employee is entitled to participate in medical and life insurance offered by the Company.

5.6	Housing Allowance. If the Company requires the Employee to work in a place other than Hong Kong, the Company shall pay for all the reasonable expenses of the Employee’s relocation and housing.

Thunder Power AI Subsidiary, Inc. (Hong Kong Branch) Room 1512, 15/F, Star House, 3 Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong

5.7	Annual Leave. The Employee shall be entitled in each calendar year to 14 Business Day’s holidays (in addition to statutory and bank holiday in Hong Kong) to be taken at such reasonable time or times. Any holiday not taken at the end of a calendar year shall be lost and not carried forward to the next year.

5.8	Taxes. The Employee shall be responsible for (i) filing appropriate returns with applicable government and tax authorities and (ii) paying tax, social security and/or any other duties to the appropriate tax authorities with respect to the remuneration and stock options received under this Agreement. The Company shall maintain the right to deduct or withhold any taxes that the Company determines the Employee is obligated to withhold from any remuneration and any payment to the Employee as reduced by such deductions or withholdings shall be deemed to be full payment and settlement to Employee of such amount.

6.	Termination

6.1	Subject to Clause 6.2 hereof, either party may terminate the Agreement by serving the other party 3 months written notice during the term of the Agreement.

6.2	Notwithstanding the foregoing and to the extent legally permissible, the Company has the right to terminate this Agreement forthwith for any of the following reasons:

6.2.1	disability of the Employee by reason of illness, physical incapacity, or mental incapacity to perform his duties for more than 30 days;

6.2.2	death of the Employee;

6.2.3	conviction of a crime, any act involving moral turpitude, or a misdemeanor on the part of the Employee;

6.2.4	the Employee is bankrupt or make arrangement or compensation with his creditors;

6.2.5	commission of any act of theft, fraud, or dishonesty on the part of the Employee;

6.2.6	improper disclosure of the Company’s confidential or proprietary information by the Employee;

6.2.7	inability to perform any reasonably assigned duties by the Employee;

6.2.8	a breach of any material terms of this Agreement by the Employee;

6.2.9	unlawful appropriation of a corporate opportunity by the Employee; and

6.2.10	the Employee’s misconduct in connection with the performance of any of his duties.

Thunder Power AI Subsidiary, Inc. (Hong Kong Branch) Room 1512, 15/F, Star House, 3 Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong

6.3	Upon termination of the Employee’s employment for whatever reason,

6.3.1	the Company will have no further obligation to the Employee, except to pay all accrued but unpaid monthly basic salary (as defined under Clause 5.1) and credit the Employee for accrued but unused annual leave to the date of termination.

6.3.2	the Employee shall deliver to the Company the Confidential Information or copies thereof and any other books, documents, papers, materials and any other property or assets relating to the business or affairs of the Group which may then be in the Employee’s possession or under his control;

6.3.3	the Employee shall forthwith and without any claim for compensation for loss of office resign any office of the Company or of any Group Company held by him;

6.3.4	the Employee shall not at any time thereafter represent himself as being in any way connected with the business of the Group.

7.	General Teams

The Employee shall accept other teams and conditions state in Appendix regarding the employment with the Company.

Thunder Power AI Subsidiary, Inc. (Hong Kong Branch) Room 1512, 15/F, Star House, 3 Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong

IN WITNESS WHEREOF, the Parties are signing this Agreement on the date below their respective signatures.

Thunder Power AI Subsidiary, Inc	Employee
(Hong Kong Branch)

Name:	Ho Pok Man	Name:	Christopher Nicoll
Title:	Interim CFO	UK Passport No.: 133522460
Date:	25 September 2024	Date:	25 September 2024

Thunder Power AI Subsidiary, Inc. (Hong Kong Branch) Room 1512, 15/F, Star House, 3 Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong

Appendix

I. Definition

In this Agreement the following expressions shall have the following meanings:

“Business Day” shall mean a day, other than a Saturday or Sunday or any public holiday in Hong Kong.

“Companies Ordinance” means this Companies Ordinance (Cap 622 of the Laws of Hong Kong).

“Competing Activities” shall mean any business, trade or occupation which is the same as or similar to or in conflict or in competition with any activity carried on by the Group.

“Confidential Information” shall mean methods, processes, techniques, shop practices, formulae, compounds, composition, equipment, research data, technical knowledge and knowhow, personnel data, customers and suppliers’ lists, Group’s customers and suppliers, financial data, plans, business associations, transactions, financial arrangements and all other know-how and trade secrets which are in the possession of the Group and which have not been published or disclosed to the general public.

“Connected Person” shall mean spouse, child or step-child of the Employee or a body corporate with which the Employee is associated or is interested in any part of its equity share capital or is entitled to exercise or control the exercise of any part of the voting power at any meeting of that body or a person acting as trustee of the Employee.

“Employment” shall mean the employment of the Employee in accordance with the terms of this Agreement.

“Garden Leave Period” has the meaning ascribed to it in Appendix II(vii).

“Group” shall mean the Company, the Holding Company of the Company, and any company which is for the time being a Subsidiary of the Company or of the Company’s Holding Company.

“Holding Company” shall be defined in accordance with S. 13 of the Companies Ordinance.

“Inventions” shall mean all patentable and non-patentable inventions, discoveries and improvements, processes and know-how, copyright works (including without limitation computer programs), new designs and the like discovered or created by the Employee in the course of or for the Employment or discovered or created by the Employee as a result whether directly or indirectly of anything done by the Employee in pursuance of his duties hereunder and/or (as the case may be) based whether directly or indirectly on any item of the Confidential Information.

“Prohibited Business” shall mean any business or activity carried on by the Company or any Group Company at the Termination Date or at any time in the Relevant Period in which the Employee shall have been directly concerned in the course of his employment at any time in the Relevant Period.

Thunder Power AI Subsidiary, Inc. (Hong Kong Branch) Room 1512, 15/F, Star House, 3 Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong

“Relevant Period” shall mean (i) either the course of the Employee’s employment with the Company or (ii) if the Company exercises its right under Appendix II(vii), the expiry of the Garden Leave Period.

“Securities” shall mean shares, stocks and debentures of all kinds.

“Services” shall mean the duties to be performed by the Employee as the Position.

“Share” shall mean common stock of the Company.

“Subsidiary” shall be defined in accordance with S.14 of the Companies Ordinance.

“Termination Date” shall mean the date of termination of the Employee’s employment with the Company.

II. Restrictive Covenants

(i)	The Employee or any Connected Person shall not, without the written consent of the Company, during the term of his Employment or for a period of one year after the termination of his Employment, either on his own account or in partnership with any other person, be connected, as proprietor, employee, agent, consultant, contractor or otherwise with any Prohibited Business in Hong Kong.

(ii)	During the term of this Agreement and two years thereafter, the Employee shall not, directly or indirectly, solicit any of the Company’s employees, agents, independent contractors, suppliers, customers, consultants, or any other person or entity that has a business relationship with the Company to terminate or alter its relationship with the Company, or engage in any Competing Activities.

(iii)	The period of each of the above restrictions shall be reduced by the period, if any, during which the Company exercises its rights under Appendix II(vii).

(iv)	The restrictions in this Clause are held by the Company for itself and on trust for other Group Company and shall be enforceable by the Company on behalf of other Group Company as though it were a party to this Agreement.

(v)	These restrictions are entered into by the Company and the Employee after having been separately legally advised.

(vi)	Each of the restrictions contained in Appendix II is intended to be separate and severable. In the event that any of the restrictions shall be held illegal or unenforceable in whole or in part or in any way an unreasonable restraint of trade, but would be valid if part of the wording thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

(vii)	If the Employee should give notice to terminate this Agreement pursuant to Clause 6.1, the Company shall have the right to require the Employee not to attend for work or to carry out any duties for the Company during such period (“Garden Leave Period”), provided that subject to Appendix II(vii) all the other provisions of this Agreement shall continue in full force and effect during such notice period (including without limitation those relating to the rights of the Employee to receive remuneration hereunder; his duties set out in Appendix II to V hereof and his duties of fidelity to the Group).

Thunder Power AI Subsidiary, Inc. (Hong Kong Branch) Room 1512, 15/F, Star House, 3 Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong

III. No Disparaging Remark

During the term of this Agreement and two years thereafter, the Employee shall make no disparaging remark about the Company to the public.

IV. Inventions

(i)	All Intellectual Property rights throughout the world related to any Confidential Information and the Inventions shall vest in and be the absolute property of the Company. Upon the request of the Company the Employee shall (at the expense of the Company) execute all documents and do all acts and things required to vest or perfect the vesting of all intellectual property rights in the Inventions legally and exclusively in the Company or any nominee or assignee of the Company.

(ii)	All documents, forms, papers, designs or other records (in whatever form) concerning the Confidential Information (whether originally delivered to the Employee by any Group Company or originated by the Employee) are acknowledged by the Employee to be the sole property of that Group Company and the Employee undertakes to deliver up all or any of the same to the Company on demand provided that the Company shall not make such demands as could reasonably be considered to hinder the Employee in the due performance of his duties under this Agreement while the same continues in force.

V. Confidentiality Obligations

(i)	The Confidential Information shall be treated by the Employee as confidential and shall not be disclosed by him to any third party without prior written consent of the Company nor used by him in any manner which may injure or cause loss either directly or indirectly to the Group, or may be likely so to do.

(ii)	The Employee shall take all reasonable steps to minimize the risk of disclosure of the Confidential Information. All reasonable precautions shall be taken to prevent unauthorised persons having access to the Confidential Information and the Employee shall make arrangement for the proper and secure storage of the Confidential Information.

(iii)	The obligations under Appendix V shall survive the termination of this Agreement but without any limit in point of time but shall cease to apply to any item of Confidential Information when and to the extent that any general principle of law relating to or affecting the protection of confidential information prevents it so applying including without limitation by reason of the fact that it has come into the public domain other than by reason of a breach of this clause by the Employee.

Thunder Power AI Subsidiary, Inc. (Hong Kong Branch) Room 1512, 15/F, Star House, 3 Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong

VI. Irreparable Harm

The Parties acknowledge that a breach of Appendix II to V of this Agreement may cause irreparable harm for which monetary damages would be insufficient. Each party acknowledges that the aggrieved Party will have the right to seek equitable relief, in addition to all other remedies in any court having competent jurisdiction.

VII. Amendment

Any amendment of the terms of this Agreement will not be valid unless in writing signed by both Parties.

VIII. Governing Law and Dispute Resolution

The laws of Hong Kong, without giving effect to principles of conflict of laws, govern all matters arising out of this Agreement.

The Parties agree to submit to the non-exclusive jurisdiction of the Hong Kong courts.

IX. Survival

Clauses 6, Appendix I to XIV shall survive the termination of this Agreement in accordance with the terms of such rights and obligations.

X. Non-Assignment

Neither Party shall assign, wholly or partially, the rights and obligations under this Agreement except with the prior written consent of the other Party.

XI. Entire Agreement

This Agreement embodies the entire understanding between the Parties in relating to its subject matter and there are no promises, terms, conditions or obligations, oral or written expressed or implied other than those contained in this Agreement. No amendment to this Agreement will be effective unless it is in writing and signed by the Parties.

XII. Notices

Any notice required to be given under the provisions of this Agreement will be sufficiently given if sent by email to the Party to be served and registered post addressed to the principal place of business or last known address of the Party to be served. Any such notice will be deemed to have been received upon notice of actual receipt.

XIII. Non-Waiver

No failure or delay on the part of the Parties to exercise any right, power or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise by either Party of any rights, power or remedy. The rights, powers and remedies provided herein are cumulative and are not exclusive of any rights, powers or remedies by law.

XIV. Severability

If any provision of this Agreement is unenforceable to any extent, the remainder of this Agreement, or application of that provision to any persons or circumstances other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by law.

XV. Counterparts

The Parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. If one Party delivers a signed copy of this Agreement by email using “.pdf” format data file to the other Party, such delivery will create binding obligation on the delivering Party with the same effect as if such “.pdf” format data file is an original.

Thunder Power AI Subsidiary, Inc. (Hong Kong Branch) Room 1512, 15/F, Star House, 3 Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong